Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1, Amendment No. 1of our report dated March 27, 2025 with respect to the financial statements of ZyVersa Therapeutics, Inc. for the year ended December 31, 2024 included in the Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

New York, NY

July 18, 2025